Exhibit 10.1


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                 NOTE PURCHASE AND REVOLVING CREDIT AGREEMENT

                                BY AND BETWEEN

                                VERESTAR, INC.

                                      AND

                            RARE MEDIUM GROUP, INC.

                          DATED AS OF AUGUST 29, 2003

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                               TABLE OF CONTENTS

                                                                         PAGE

                                   ARTICLE I
                                  DEFINITIONS

1.1      Definitions.......................................................1
1.2      Accounting Terms; Financial Statements...........................12
1.3      Knowledge of the Company.........................................12

                                   ARTICLE II
                         PURCHASE AND SALE OF THE NOTES
                         AND REVOLVING CREDIT FACILITY

2.1      The Notes........................................................12
2.2      The Revolving Loans..............................................12
2.3      Interest.........................................................14
2.4      Use of Proceeds..................................................15
2.5      Voluntary Prepayments/Commitment Reductions......................15
2.6      Mandatory Prepayments/Commitment Reductions......................15
2.7      Application of Prepayments/Reductions............................16

                                   ARTICLE III
                        CONDITIONS TO THE CLOSING DATES

3.1      Representations and Warranties Correct...........................17
3.2      Performance......................................................17
3.3      Compliance Certificate...........................................17
3.4      No Material Adverse Change.......................................18
3.5      Supporting Documents.............................................18
3.6      Debt and Liens...................................................18
3.7      [Intentionally Omitted]..........................................18
3.8      Consents.........................................................18
3.9      Real Estate Assets...............................................19
3.10     Personal Property Collateral.....................................19
3.11     Evidence of Insurance............................................20
3.12     Capital Contribution.............................................20
3.13     Other Documents..................................................20

                                   ARTICLE III
                      A CONDITIONS TO EACH REVOLVING LOAN

3A.1     Funding Notice...................................................21
3A.2     Representations and Warranties Correct...........................21
3A.3     No Default or Event of Default...................................21

                                   ARTICLE IV
                        CONDITIONS TO THE OBLIGATIONS OF
                      THE COMPANY TO ISSUE AND SELL NOTES

4.1      Representations and Warranties Correct...........................21
4.2      Performance......................................................21

                                    ARTICLE V
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

5.1      Organization.....................................................22
5.2      Subsidiaries.....................................................23
5.3      Consents.........................................................24
5.4      Financial Statements.............................................24
5.5      Title to Property and Assets.....................................24
5.6      Authorization; Enforceability....................................26
5.7      No Conflicts.....................................................26
5.8      Intellectual Property............................................27
5.9      Foreign Corrupt Practices Act....................................29
5.10     Material Contracts...............................................29
5.11     Right of First Refusal; Voting and Registration Rights...........31
5.12     Previous Issuances Exempt........................................31
5.13     Absence of Certain Developments..................................31
5.14     No Undisclosed Liabilities.......................................32
5.15     Litigation.......................................................32
5.16     Company Permits and Compliance with Laws.........................32
5.17     Taxes............................................................33
5.18     Employee Relations...............................................34
5.19     Brokers..........................................................36
5.20     Environmental Matters............................................36
5.21     Related-Party Transactions.......................................37
5.22     Insurance........................................................37
5.23     Corporate Records................................................37
5.24     Intentionally Omitted............................................38
5.25     Customers; Suppliers.............................................38
5.26     [Intentionally Omitted]..........................................38
5.27     Disclosure.......................................................38
5.28     Federal Reserve Regulations......................................38
5.29     Investment Company Act...........................................39
5.30     Public Utility Holding Company Act; Federal Power Act............39
5.31     Capitalization...................................................39
5.32     Audit Engagement Letter..........................................40

                                   ARTICLE VI
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

6.1      Organization.....................................................40
6.2      Authorization; Enforceability....................................40
6.3      Intent...........................................................40
6.4      Investor Sophistication..........................................40
6.5      Accredited Investor Status.......................................41

                                   ARTICLE VII
                            COVENANTS OF THE COMPANY

7.1      Short-Term Borrowing and Funded Debt.............................41
7.2      Liens............................................................42
7.3      Investments......................................................43
7.4      Guaranties.......................................................43
7.5      Company Payments.................................................44
7.6      Financial Covenants..............................................44
7.7      Transactions with Shareholders and Affiliates;
           Fees for Management Services...................................44
7.8      Environmental Reports and Audits.................................44
7.9      Corporate Existence; Source of Revenues, etc.....................45
7.10     Payment of Taxes and Claims......................................45
7.11     Compliance with ERISA............................................45
7.12     Maintenance of Properties; Insurance.............................46
7.13     Access to Information............................................47
7.14     Notification of Certain Matters..................................47
7.15     Financial Information............................................47
7.16     Amendments with respect to Parent
           Credit Agreement and Parent Note...............................47
7.17     Subsidiaries.....................................................48
7.18     Post-Closing Mortgages...........................................48
7.19     Further Assurances...............................................48
7.20     Scheduled Assets.................................................48
7.21     Other Collateral.................................................48

                                  ARTICLE VIII
                               EVENTS OF DEFAULT

8.1      Events of Default................................................49
8.2      Recission........................................................51

                                   ARTICLE IX
                              REMEDIES ON DEFAULT

                                    ARTICLE X
                                 MISCELLANEOUS

10.1     Governing Law; Jurisdiction......................................52
10.2     Successors and Assigns...........................................52
10.3     Entire Agreement; Amendments.....................................52
10.4     Notices, etc.....................................................53
10.5     Delays or Omissions..............................................54
10.6     Severability.....................................................54
10.7     Expenses.........................................................54
10.8     Titles and Subtitles.............................................54
10.9     Jury Waiver......................................................54
10.10    No Announcements.................................................54
10.11    No Third-Party Beneficiaries.....................................55
10.12    Counterparts.....................................................55
10.13    Commercially Reasonable Efforts..................................55
10.14    No Recourse to Parent et al......................................55


                                    SCHEDULES

        Schedule 1.3              Knowledge of Company

        Schedule 3.9              Closing Date Mortgaged Property

        Schedule 5.2              Ownership of Subsidiaries

        Schedule 5.3              Consents

        Schedule 5.4              Financial Statements

        Schedule 5.5(a)           Real Property

        Schedule 5.8              Intellectual Property

        Schedule 5.10             Material Contracts

        Schedule 5.15             Litigation

        Schedule 5.16             Company Permits and Compliance with Laws

        Schedule 5.17             Taxes

        Schedule 5.18             Employee Benefit Plans

        Schedule 5.21             Related-Party Transactions

        Schedule 5.22             Insurance Policies

        Schedule 5.25             Customers; Suppliers

        Schedule 5.31(b)          Capitalization

        Schedule 5.31(c)          Resulting LLC Capitalization

        Schedule 5.32             Form of Deloitte & Touche Engagement Letter

        Schedule 7.1              Permitted Debt

        Schedule 7.6(a)           Consolidated Revenues

        Schedule 7.6(b)           Consolidated Free Cash Flow

        Schedule 7.18             Post-Closing Mortgages

                                    EXHIBITS

                  Exhibit A                 Form of Note
                  Exhibit B                 Form of Funding Notice
                  Exhibit C                 Form of Security Agreement
                  Exhibit D                 Form of Guaranty Agreement
                  Exhibit E                 Form of Swiss Pledge Agreement
                  Exhibit F                 Form of Parent Credit Agreement
                  Exhibit G                 Form of Intercreditor Agreement
                  Exhibit H                 Form of Deed of Trust

                  NOTE PURCHASE AND REVOLVING CREDIT AGREEMENT

         NOTE PURCHASE AND REVOLVING CREDIT AGREEMENT (the "Agreement"), dated as of August 29, 2003, by and between Verestar, Inc., a Delaware corporation (together with its permitted successors and assigns in such capacity, the "Company") and Rare Medium Group, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, (a) the Company wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Company, one or more senior secured notes (the "Notes") in an aggregate principal amount not to exceed $2,500,000 and (b) the Purchaser has agreed to extend certain credit facilities consisting of up to $7,000,000 aggregate principal amount of revolving commitments, in each case upon the terms and subject to the conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

                                   DEFINITIONS

         1.1 DEFINITIONS. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

         "ADVERSE CLAIM" shall have the meaning set forth in Section 8-102 of the New York UCC.

         "AFFILIATE" of any Person shall mean any other Person which directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and under "common control with") as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "AGREEMENT" shall mean this Agreement, including the exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

         "AMENDED AND RESTATED LLC AGREEMENT" shall mean the Limited Liability Company Agreement of the Resulting LLC in the form annexed as Exhibit A to the Securities Purchase Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "AUTHORIZED OFFICER" shall mean, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person's chief financial officer or treasurer.

         "BALANCE SHEET" shall have the meaning set forth in Section 5.4.

         "BANKRUPTCY EVENT" shall mean the occurrence of any of the following events which shall have occurred and be continuing; (i) the Company or any Company Subsidiary commences any proceeding or other action relating to it in bankruptcy or seeks readjustment of its debts, receivership, composition or any other relief under any bankruptcy, insolvency, readjustment of debt or any other similar act or law, of any jurisdiction, domestic or foreign, now or hereafter existing; or (ii) the Company or any Company Subsidiary shall admit the material allegations of any petition or pleading in connection with any such proceeding; or (iii) the Company or any Company Subsidiary makes a general assignment for the benefit of creditors; or (iv)(1) commencement of any proceedings or the taking of any other action against the Company or any Company Subsidiary in bankruptcy or seeking reorganization, arrangement, readjustment of its debts, or any other relief under any bankruptcy, insolvency, readjustment of debt or any other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing and the continuance of any of such events for sixty (60) days undismissed, unbonded or undischarged; or (2) the issuance of a warrant of attachment, execution or similar process against substantially all of the property of the Company or any Company Subsidiary and the continuance of such event for forty-five (45) days undismissed, unbonded and undischarged.

         "BREAK-UP FEE" shall have the meaning set forth in the Securities Purchase Agreement.

         "BUSINESS DAY" shall mean any day on which banks are not required, or authorized by Law or executive order to close in the City of New York.

         "CASH EQUIVALENTS" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof and maturing within one year from the date of acquisition thereof; (ii) commercial paper then having the highest rating obtainable, from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) certificates of deposit or Eurodollar time deposits issued by commercial banks or trust companies incorporated under the laws of the United States of America, each (A) being a member of the Federal Deposit Insurance Corporation, (B) either having unsecured long term debt that, is rated not less than, A by either Standard & Poor's Corporation or Moody's Investors Service, Inc. or being the principal subsidiary of a holding company that has such debt that is so rated and (C) having combined capital, surplus and undivided profits of not less than $250,000,000; (iv) certificates of deposit issued by banks that do not meet the requirements set forth in clause (iii) above, provided that the aggregate amount so invested pursuant to this clause (iv) shall not at any time exceed $100,000 for any one such bank and $500,000 for all such banks; and (v) in the case of any Foreign Subsidiary: (A) direct obligations of the sovereign nation (or agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), (B) investments of the type and maturity described in clauses (i) through (iii) above of foreign obligors, which investments or obligors (or the direct or indirect parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (C) investments of the type and maturity described in clauses (i) through (iii) above of foreign obligors (or the direct or indirect parents of such obligors), which investments or obligors (or the direct or indirect parents of such obligors) are not rated as provided in such clauses or in clause (B) above, but which are, in the reasonable judgment of the Company, comparable in investment quality to such investments and obligors (or the direct or indirect parent of such obligors); provided, however, that the aggregate amount of investments pursuant to this clause (C) shall not exceed $100,000 at any time.

         "CERTIFICATE OF INCORPORATION" shall mean the certificate of incorporation of the Company, as in effect from time to time.

         "CLOSING" shall mean the Initial Closing or the Subsequent Closing.

         "CLOSING DATE" shall mean the Initial Closing Date with respect to the Initial Closing and the Subsequent Closing Date with respect to the Subsequent Closing.

         "CLOSING DATE MORTGAGED PROPERTY" shall have the meaning set forth in
Section 3.9(a).

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COLLATERAL" shall mean, collectively, all of the real, mixed and personal property in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

         "COLLATERAL DOCUMENTS" shall mean the Security Agreement, the Mortgages, and all other instruments, documents and agreements delivered by the Company or any Guarantor pursuant to this Agreement or any of the other Credit Documents in order to grant to the Purchaser a Lien on any real, personal or mixed property of the Company and the Guarantors as security for the Obligations.

         "COMMISSION" shall mean the Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

         "COMPANY" shall mean Verestar, Inc., a Delaware corporation, together with its permitted successors and assigns in such capacity, and from and after the LLC Conversion shall include the Resulting LLC.

         "COMPANY PAYMENT" shall mean (a) any dividend or other distribution (whether payable in cash or in other property), direct or indirect, on account of any shares of any class of stock or other equity of the Company now or hereafter outstanding (including any forgiveness by the Company of Debt for borrowed money of any shareholder or member of the Company), (b) any redemption, retirement, purchase or other acquisition, direct or indirect, of any shares of any class of stock or other equity of the Company now or hereafter outstanding, or of any warrants, rights or options to acquire any such shares, and (c) any sinking fund, other required prepayment or mandatory installment payment on account of any shares of stock or the equity of the Company.

         "COMPANY PERMITS" shall have the meaning set forth in Section 5.16(c).

         "COMPANY SUBSIDIARY" shall mean any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) of which at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by the Company or (ii) with respect to which the Company possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

         "CONSOLIDATED FREE CASH FLOW" shall mean, for any period, an amount determined for the Company and the Company Subsidiaries on a consolidated basis equal to (i) the sum, without duplication, of the amounts for such period of (a) earnings before interest, taxes, depreciation and amortization determined in accordance with GAAP ("EBITDA"), (b) non-cash items reducing EBITDA (excluding any non-cash item to the extent it represents an accrual or reserve for a potential cash item in any future period or amortization of a prepaid cash item that was paid in a prior period) and (c) any management or similar fees paid to the Purchaser and/or its Affiliates, minus (ii) the sum, without duplication, of the amounts for such period of (w) the aggregate of all expenditures that, in accordance with GAAP, are or should be included in "purchase of property, plant and equipment" or similar items reflected in the consolidated statement of cash flows, (x) the aggregate of all payments, including principal and interest, made under capital lease obligations, (y) gains resulting from the sale of any real or personal property not in the ordinary course of business, and (z) non-cash items increasing EBITDA for such period (excluding any non-cash item to the extent it represents the reversal of an accrual or reserve for a potential cash item in any prior period).

         "CONTRACTS" shall mean all contracts, agreements (whether oral or written and whether express or implied), leases, licenses, commitments, sales and purchase orders and other instruments.

         "CREDIT DATE" shall mean the date of any Credit Extension.

         "CREDIT DOCUMENTS" shall mean, collectively, this Agreement, the Notes, the Collateral Documents, the Guaranty Agreement, the Intercreditor Agreement and all other documents, certificates, instruments and agreements executed and delivered hereunder or thereunder or in connection with the transactions contemplated hereunder or thereunder.

         "CREDIT EXTENSION" shall mean the making of any Loan.

         "DEBT" shall mean as to any Person (a) all obligations of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, unfunded credit commitments, letters of credit and bankers' acceptances, whether or not matured), (b) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except operating leases and trade accounts arising in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Liens (other than Liens in favor of lessors under leases other than leases included in clause (f)) on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person, (h) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, and (i) all Guaranties.

         "DEFAULT" shall mean a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

         "DEPOSIT ACCOUNT" shall have the meaning assigned thereto in the Security Agreement.

         "DOMESTIC SUBSIDIARY" shall mean a Subsidiary of the Company formed or incorporated under the laws of the United States or any state or political subdivision thereof.

         "EVENT OF DEFAULT" shall have the meaning set forth in Section 8.1 hereof.

         "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

         "FACILITY" shall mean any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

         "FCC" shall mean the Federal Communications Commission.

         "FCC CONSENT" shall mean an order or orders of the FCC consenting to the transfer of control and/or assignment of the Company Permits pursuant to the Securities Purchase Agreement.

         "FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.4.

         "FOREIGN SUBSIDIARY" shall mean a Subsidiary of the Company formed, organized or incorporated under the laws of a country or jurisdiction other than the United States or any state or political subdivision thereof.

         "FUNDING NOTICE" shall mean a notice substantially in the form of Exhibit B.

         "GAAP" shall mean United States generally accepted accounting standards consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

         "GRANTOR" shall have the meaning set forth in the Security Agreement.

         "GUARANTOR" shall mean each Domestic Subsidiary of the Company.

         "GUARANTY" shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Debt, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guaranty shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "GUARANTY AGREEMENT" shall mean the guaranty agreement to be executed and delivered by each Guarantor in the form attached hereto as Exhibit D, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "INITIAL CLOSING" shall mean the issuance and delivery of the Notes.

         "INITIAL CLOSING DATE" shall mean the date on which the Initial Closing occurs.

         "INTELLECTUAL PROPERTY" shall mean Trademarks; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing) and all content and information contained on any website; Software; "mask works" (as defined under 17 USC ss. 901) and any registrations and applications for "mask works"; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; in each case used in or necessary for the conduct of the Company's and each Company Subsidiary's business as currently conducted or contemplated to be conducted.

         "INTERCREDITOR AGREEMENT" shall mean the Intercreditor Agreement to be entered into by and among the Company, the Purchaser and the Parent, in the form attached hereto as Exhibit G, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "INTERIM BALANCE SHEET" shall have the meaning set forth in Section
5.4.

         "INTERIM FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 5.4.

         "INVESTMENTS" shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates of such Person) in the form of loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Debt, capital stock or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

         "KEY MANAGERS" shall mean those employees of the Company identified as such in that certain letter agreement, dated as of the date hereof, between the Parent and the Purchaser, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "LAW" shall mean any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirements or rule of law of the United States or any other jurisdiction and any other similar act or law.

         "LICENSE AGREEMENTS" shall have the meaning set forth in Section
5.8(b).

         "LIEN" shall mean shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory, equitable or other) or preference, priority or other security interest (excluding preferred stock and equity related preferences) including, without limitation, those created by, arising under or evidenced by any conditional sale or other title retention agreement, any financing or similar statement or notice filing under the UCC of any jurisdiction or any other similar recording or notice statute, the interest of a lessor under a capital lease obligation, or any financing lease having substantially the same economic effect as any of the foregoing.

         "LLC CONVERSION" shall mean the conversion of the Company from a corporation to a limited liability company in accordance with the terms and provisions of the Securities Purchase Agreement.

         "LOAN" shall mean (a) prior to the Revolving Commitment Termination Date, each Revolving Loan and (b) on or after the Revolving Commitment Termination Date, each Term Loan.

         "MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 5.1(a).

         "MATURITY DATE" shall have the meaning set forth in Section 2.1.

         "MORTGAGE" shall mean a mortgage or deed of trust in form and substance reasonably acceptable to the Purchaser, as it may be amended, restated, supplemented or otherwise modified from time to time.

         "NET INSURANCE/CONDEMNATION PROCEEDS" shall mean an amount equal to:
(i) any cash payments or proceeds received by the Company or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of the Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by the Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of the Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

         "NOTE" shall mean any of the Notes, the form of which is attached hereto as Exhibit A, issued by the Company under Section 2.1, and any replacements, amendments, modifications or supplements thereto.

         "OBLIGATIONS" shall mean all obligations of every nature of the Company and each Guarantor from time to time owed to the Purchaser under any Credit Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to the Company or such Guarantor, as applicable, would have accrued on any Obligation, whether or not a claim is allowed against the Company or such Guarantor, as applicable, for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

         "PARENT" shall mean American Tower Corporation, a Delaware corporation.

         "PARENT COMMITMENT" shall mean the commitment of the Parent to make or otherwise fund any revolving loan under the Parent Credit Agreement.

         "PARENT CREDIT AGREEMENT" shall mean a credit agreement to be entered into by the Company and the Parent in the form attached hereto as Exhibit F, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "PARENT CREDIT DOCUMENTS" shall mean the Credit Documents as defined in the Parent Credit Agreement.

         "PARENT GUARANTY AGREEMENT" shall mean the Guaranty Agreement as defined in the Parent Credit Agreement.

         "PARENT NOTE" shall mean the $250,000,000 Unsecured Note, dated as of January 1, 2000, issued by the Company in favor of the Parent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "PARENT OBLIGATIONS" shall mean the Obligations (as defined in the Parent Credit Agreement).

         "PARENT REVOLVING LOAN" shall mean a revolving loan made by the Parent to the Company pursuant to Section 2.2(a) of the Parent Credit Agreement.

         "PERMITTED DEBT" shall have the meaning set forth in Section 7.1.

         "PERMITTED INVESTMENTS" shall have the meaning set forth in Section
7.3.

         "PERMITTED LIENS" shall have the meaning set forth in Section 7.2.

         "PERSON" shall mean any individual, sole proprietorship, partnership, limited liability company, joint venture, incorporated organization, association, corporation, institution, public benefit corporation, joint stock company, Governmental Authority or other entity.

         "REAL PROPERTY" shall mean all real property that is owned or used by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet.

         "REPRESENTATIVES" shall mean, with respect to any Person, its officers, directors, members, partners, employees, counsel, financial advisors, agents and other authorized representatives and agents.

         "REQUIRED CONSENTS" shall mean the authorizations, consents or approvals listed on Schedule 5.3 hereto.

         "RESULTING LLC" shall mean a Delaware limited liability company resulting from the LLC Conversion.

         "REVOLVING COMMITMENT" shall mean the commitment of the Purchaser to make or otherwise fund any Revolving Loan. The amount of the Revolving Commitment is $7,000,000, subject to any adjustment or reduction pursuant to the terms and conditions hereof (including, without limitation, Section 2.2(a)).

         "REVOLVING COMMITMENT PERIOD" shall mean the period from the Subsequent Closing Date to but excluding the Revolving Commitment Termination Date.

         "REVOLVING COMMITMENT TERMINATION DATE" shall mean the earliest to occur of (i) December 31, 2004, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.5(b) or 2.6, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.

         "REVOLVING LOAN" shall mean a loan made by the Purchaser to the Company pursuant to Section 2.1(a).

         "SCHEDULED ASSETS" shall mean the assets listed on Schedule 8.8 to the Securities Purchase Agreement.

         "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder.

         "SECURITIES PURCHASE AGREEMENT" shall mean the Securities Purchase Agreement, dated as of the date hereof, among American Tower Corporation, Verestar Manager, LLC and Verestar, Inc, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "SECURITY AGREEMENT" shall mean the security agreement to be executed and delivered by the Company and each Guarantor in the form attached hereto as Exhibit C, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "SOFTWARE" shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

         "SUBSEQUENT CLOSING" shall mean the satisfaction in full of each of the conditions set forth in Article III and Section 2.2(b).

         "SUBSEQUENT CLOSING DATE" shall mean the date on which the Subsequent Closing occurs.

         "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a "qualifying share" of the former Person shall be deemed to be outstanding.

         "SUBSIDIARY LLC CONVERSION" shall mean any transaction or series of transactions, reasonably satisfactory to the Purchaser (and which does not create adverse Tax consequences to the Purchaser or its members), directly or indirectly, whether by conversion, contribution, merger, acquisition or otherwise, resulting in a limited liability company, organized under Delaware Law, (w) substantially all of the assets of which consist of substantially all of the assets that were held directly or indirectly by a Domestic Subsidiary immediately prior to such transaction, (x) all of the equity interests of which are held by the Resulting LLC or a Subsidiary Resulting LLC, (y) with a certificate of formation in form and substance reasonably acceptable to the Purchaser, and (z) with a limited liability operating agreement in form and substance reasonably acceptable to the Purchaser from and after the Closing.

         "SUBSIDIARY RESULTING LLC" shall mean a Delaware limited liability company resulting from a Subsidiary LLC Conversion.

         "SWISS PLEDGE AGREEMENT" shall mean the pledge agreement to be executed and delivered by the Company in favor of the Purchaser in the form attached hereto as Exhibit E, as the same may be amended, restated, supplemented or otherwise modified from time to time.

         "TAX" shall mean any and all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, Code Section 59A or windfall profit tax, custom, duty, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax.

         "TAX RETURN" shall mean any return, claim, election, information return, declaration, report, statement and other document required to be filed in respect of Taxes.

         "TERM LOAN" shall mean each Revolving Credit Loan that is converted into a term loan on the Revolving Commitment Termination Date pursuant to
Section 2.2(d).

         "TITLE POLICY" shall have the meaning set forth in Section 3.9(c).

         "TOTAL REVOLVING COMMITMENTS" shall mean the sum at any time of (x) the Revolving Commitment and (y) the Parent Commitment.

         "TOTAL REVOLVING OUTSTANDINGS" shall mean the sum of (x) the aggregate outstanding principal amount of Revolving Loans and (y) the aggregate outstanding principal amount of all revolving loans under the Parent Credit Agreement.

         "TRADEMARKS" shall mean trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing.

         "TRANSACTION DOCUMENTS" shall mean, collectively, the Credit Documents, the Securities Purchase Agreement, the Parent Credit Agreement and all other documents, certificates, instruments and agreements executed and delivered hereunder or thereunder or in connection with the transactions contemplated hereunder or thereunder.

         "UCC" shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

         1.2 ACCOUNTING TERMS; FINANCIAL STATEMENTS. For purposes of this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to such terms in conformity with GAAP.

         1.3 KNOWLEDGE OF THE COMPANY. All references to the knowledge of the Company or to facts known by the Company shall mean all facts which are known by the individuals identified on Schedule 1.3, or which should have been known by such Persons, in each case after reasonable inquiry.

                                  ARTICLE II

                         PURCHASE AND SALE OF THE NOTES

                         AND REVOLVING CREDIT FACILITY

         2.1 THE NOTES. Subject to the terms and conditions herein set forth,
(a) the Company agrees that, on the Initial Closing Date, it will issue and sell to the Purchaser, for an aggregate sum not to exceed $2,500,000, and (b) the Purchaser agrees that, subject to the satisfaction of the conditions contained in Article 3, on the Initial Closing Date it will acquire from the Company one or more Notes in an aggregate principal amount not to exceed $2,500,000. The outstanding principal amount of, and all other amounts owed hereunder with respect to, the Notes shall be paid in full no later than the fourth anniversary of the Initial Closing Date (the "Maturity Date"). The purchase and sale of the Notes shall take place at the Initial Closing to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, on the Initial Closing Date. At the Initial Closing, the Company shall issue and deliver to the Purchaser, Notes against delivery by the Purchaser to the Company of funds equal to the principal amount thereof, payable by wire transfer of immediately available funds to an account or accounts of the Company designated in writing by the Company at least two
(2) Business Days prior to the Initial Closing.

         2.2 THE REVOLVING LOANS.

                  (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Purchaser agrees to make Revolving Loans to the Company in an aggregate amount up to but not exceeding the Purchaser's Revolving Commitment; provided that, after giving effect to the making of any Revolving Loans, (i) in no event shall the aggregate outstanding principal amount of Revolving Loans exceed the Revolving Commitments then in effect and (ii) in no event shall the ratio of the aggregate outstanding principal amount of the Revolving Loans to the Total Revolving Outstandings exceed the ratio of the amount of the Revolving Commitments to the amount of the Total Revolving Commitments (without taking into account, for purposes of the foregoing calculations, any Revolving Loans made pursuant to Section 2.3(b) and any Parent Revolving Loans made for purposes of capitalizing accrued and unpaid interest under the Parent Credit Agreement); provided further that in no event shall (A) the sum of (x) the aggregate principal amount of Revolving Loans made during any calendar month plus (y) the aggregate principal amount of loans made under the Parent Credit Agreement during such calendar month minus (B) the aggregate principal amount of Revolving Loans and the Parent Revolving Loan that is repaid during such calendar month, exceed $3,000,000. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. The Purchaser's Revolving Commitment shall expire on the Revolving Commitment Termination Date. Unless the Revolving Loans shall have been converted to Term Loans pursuant to Section 2.2(d), the Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than the Revolving Commitment Termination Date. Notwithstanding any of the foregoing, upon any reduction (whether full or partial) in the amount of the Parent Commitment for whatever reason, the amount of the Revolving Commitment shall automatically and immediately be reduced by a proportionate amount.

                  (b) Special Conditions to Revolving Loans. It shall be a condition to the occurrence of the Subsequent Closing Date and the commencement of the Revolving Commitment Period that (i) the closing shall have occurred under the Securities Purchase Agreement, (ii) no Default or Event of Default shall have occurred and be continuing, (iii) the Company shall be in compliance with the covenants set forth in Section 7.6 for the three-month period most recently ended, (iv) each of the Parent Credit Agreement and the Intercreditor Agreement shall have been duly executed and delivered by each of the Company and the Parent and (v) the Purchaser shall have received evidence in form and substance satisfactory to it that the Parent has contributed to the Company $2,000,000 in cash (in addition to the contributions set forth in Section 3.12).

                  (c) Borrowing Mechanics for Revolving Loans.

                           (i) Revolving Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount.

                           (ii) Whenever the Company desires that the Purchaser make any Revolving Loan, Company shall deliver to the Purchaser a fully executed and delivered Funding Notice no later than 10:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date.

                           (iii) Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Purchaser shall make the proceeds of such Revolving Loans available to the Company on the applicable Credit Date by causing an amount of same day funds to be credited to such account of the Company as may be designated in writing to the Purchaser by the Company.

                  (d) Term-Out Option. Subject to and upon the terms and conditions set forth herein, the Company and the Purchaser agree that, at 9:00 a.m. (New York City time) on the Revolving Commitment Termination Date, the aggregate principal amount of the outstanding Revolving Loans shall automatically convert to and thereafter constitute Term Loans owing to the Purchaser hereunder, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) the Company shall have given the Purchaser at least 45 days' prior written notice requesting such conversion and
(iii) the aggregate principal amount of revolving loans outstanding under the Parent Credit Agreement shall also have been converted to term loans in accordance with the terms of the Parent Credit Agreement. The Term Loans shall not exceed in initial principal amount an amount which equals the total principal amount of Revolving Loans outstanding at 9:00 a.m. (New York city time) on the Revolving Commitment Termination Date. The outstanding principal amount of, and all other amounts owed hereunder with respect to, the Term Loans shall be paid in full no later than the Maturity Date. Once repaid, Term Loans may not be reborrowed.

         2.3 INTEREST.

                  (a) The outstanding principal amount of the Notes and of the Loans shall bear interest at the rate of ten percent (10%) per annum from the date issued or made, as applicable, through the date of repayment or prepayment thereof. Accrued interest shall be due and payable on the first Business Day of each month, upon the Maturity Date, upon the Revolving Commitment Termination Date, upon the acceleration of the outstanding principal under the Notes or the Loans, as applicable, and upon any prepayment date and shall be computed on the basis of a year of 360 days consisting of twelve (12) thirty (30) day months and the actual number of days elapsed.

                  (b) Following the closing under the Securities Purchase Agreement, so long as no Event of Default shall be continuing hereunder, the Company may elect to pay all or any portion of accrued and unpaid interest under the Notes or with respect to the Revolving Loans by issuing additional Notes and/or borrowing additional Revolving Loans subject to the remaining provisions of this Agreement.

                  (c) If any amount of the Notes is repaid or prepaid prior to the date which is 18 months after the Initial Closing Date (whether such is voluntary or involuntary or due to default, acceleration or otherwise, other than any amounts repaid pursuant to Section 2.6(a) hereof, which shall not be subject to this Section 2.3(c)), the Company shall pay to the Purchaser, together with such repayment or prepayment, an amount equal to the interest that would have been payable on the principal and accrued interest of such Notes being so repaid or prepaid had such principal and accrued interest remained outstanding until the date which is 18 months after the Initial Closing Date, provided that no such amount shall be payable if the Break-Up Fee shall have been paid in full in accordance with Section 11.2 of the Securities Purchase Agreement or if the Securities Purchase Agreement shall have been terminated by the parties thereto pursuant to Sections 11.1(a), 11.1(b) or 11.1(d) thereof or by the Parent pursuant to Section 11.1(c) thereof. The Notes may be repaid or prepaid by the Company without premium or penalty at any time after the date which is 18 months after the Initial Closing Date.

                  (d) Upon the occurrence and during the continuation of an Event of Default, outstanding principal in respect of each Note and Loan and any other overdue amount payable hereunder or thereunder shall, in each case, be payable in cash and bear interest at a rate per annum equal to fifteen percent (15%) with such interest to be payable on demand, provided that, for so long as an Event of Default described under Section 8.1(k) shall be continuing, such rate per annum shall be equal to twenty percent (20%).

         2.4 USE OF PROCEEDS. The proceeds of the Notes and the Loans shall be applied by the Company for working capital and general corporate purposes of the Company and its Subsidiaries. No portion of the proceeds of any Note or Loan shall be used in any manner that causes or might cause such Note or Loan or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

         2.5 VOLUNTARY PREPAYMENTS/COMMITMENT REDUCTIONS.

                  (a) Voluntary Prepayments. The Company may prepay any Notes and/or Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount, provided that any prepayment of Notes shall be subject to Section 2.3(c). All such prepayments of Notes shall be made upon not less than one Business Day's prior written or telephonic notice given to the Purchaser by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Purchaser. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.7(a).

                  (b) Voluntary Commitment Reductions. The Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to the Purchaser, at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the aggregate outstanding principal amount of Revolving Loans at the time of such proposed termination or reduction (without taking into account, for the purposes of the foregoing calculation, any Revolving Loans made pursuant to Section 2.3(b) and any Parent Revolving Loans made for purposes of capitalizing accrued and unpaid interest under the Parent Credit Agreement); provided that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount. The Company's notice to the Purchaser shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company's notice.

         2.6 MANDATORY PREPAYMENTS/COMMITMENT REDUCTIONS.

                  (a) Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by the Company or any of the Company Subsidiaries, or the Purchaser as loss payee, of any Net Insurance/Condemnation Proceeds, the Company shall prepay the Notes and/or the Loans and/or the Revolving Commitments shall be permanently reduced as set forth in Section 2.7(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds multiplied by a fraction, the numerator of which shall be the aggregate outstanding principal amount of Notes and Loans and the denominator of which shall be the sum of such aggregate outstanding principal amount plus the aggregate outstanding principal amount of all notes purchased and loans made under the Parent Credit Agreement (if any); provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Initial Closing Date through the applicable date of determination do not exceed $100,000, the Company shall have the option, directly or through one or more of the Company Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty days of receipt thereof in long term productive assets of the general type used in the business of the Company and the Company Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, prior to the Revolving Commitment Termination Date, pending any such investment, all such Net Insurance/Condemnation Proceeds shall be applied to prepay Loans to the extent outstanding (without a reduction in Revolving Commitments).

                  (b) Revolving Loans. The Company shall from time to time prepay the Revolving Loans to the extent necessary so that the aggregate outstanding principal amount of the Revolving Loans shall not at any time exceed the Revolving Commitments then in effect (without taking into account, for the purposes of the foregoing calculation, any Revolving Loans made pursuant to Section 2.3(b) and any Parent Revolving Loans made for purposes of capitalizing accrued and unpaid interest under the Parent Credit Agreement).

                  (c) Prepayment Certificate. Concurrently with any prepayment of the Notes and/or the Loans and/or reduction of the Revolving Commitments pursuant to Section 2.6(a), the Company shall deliver to the Purchaser a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds. In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Notes and/or the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and the Company shall concurrently therewith deliver to the Purchaser a certificate of an Authorized Officer demonstrating the derivation of such excess.

         2.7 APPLICATION OF PREPAYMENTS/REDUCTIONS.

                  (a) Application of Voluntary Prepayments. Any prepayment of any Note and/or Loan pursuant to Section 2.5(a) shall be applied as specified by the Company in the applicable notice of prepayment; provided, in the event the Company fails to specify the Notes and/or Loans to which any such prepayment shall be applied, such prepayment shall be applied as follows:

                           first, to repay outstanding Loans
                           to the full extent thereof; and

                           second, to repay outstanding Notes
                           to the full extent thereof.

                  (b) Application of Mandatory Prepayments. Any amount required to be paid pursuant to Section 2.6(a) shall be applied as follows:

                           first, to repay outstanding Loans to the full extent thereof and to further permanently reduce the Revolving Commitments by the amount of such prepayment; and

                           second, to repay outstanding Notes
                           to the full extent thereof.

                                  ARTICLE III

                        CONDITIONS TO THE CLOSING DATES

         The occurrence of each Closing Date and the Purchaser's obligation to purchase any Notes from the Company at the Initial Closing and to make Loans to the Company at the Subsequent Closing are in each case subject to the satisfaction on or prior to the applicable Closing Date of each of the following conditions (and, with respect to the Subsequent Closing, of the conditions set forth in Section 2.2(b)), unless waived by the Purchaser:

         3.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Company and the Company Subsidiaries and the Parent in the Credit Documents shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) on the applicable Closing Date with the same force and effect as if they had been made on and as of such Closing Date, except to the extent that any such representation and warranty is made as of a certain date, in which case it shall be true and correct as of such certain date.

         3.2 PERFORMANCE. All covenants, agreements and conditions contained in the Credit Documents to be performed or complied with by the Company and the Company Subsidiaries on or prior to the applicable Closing Date shall have been performed or complied with in all material respects.

         3.3 COMPLIANCE CERTIFICATE. The Company shall have delivered to the Purchaser a certificate of the Chief Operating Officer and Chief Financial Officer of the Company, dated the applicable Closing Date, certifying to the fulfillment of the conditions specified in Sections 3.1 and 3.2 of this Agreement.

         3.4 NO MATERIAL ADVERSE CHANGE. There shall not have occurred any event or events which, individually or in the aggregate, had, has or would reasonably be likely to have a Material Adverse Effect since the date of this Agreement.

         3.5 SUPPORTING DOCUMENTS. The Purchaser shall have received the following on or prior to the Initial Closing Date:

                  (a) Copies of resolutions of the boards of directors of the Company and each Company Subsidiary, certified by the Secretary or other authorized officer of the Company and each Company Subsidiary, as the case may be, authorizing and approving, the execution, delivery and performance of the Transaction Documents to which the Company or each Company Subsidiary is a party and all other documents and instruments to be delivered pursuant hereto and thereto;

                  (b) Certificates of incumbency executed by the Secretary of each of the Company and each Company Subsidiary, (A) certifying the names, titles and signatures of the officers authorized to execute the Transaction Documents to be executed by the Company, or each Company Subsidiary, as the case may be, and (B) further certifying that the certificate of incorporation, certificate of formation and bylaws of the Company, or each Company Subsidiary, as the case may be, delivered to the Purchaser at the time of the execution of this Agreement have been validly adopted and have not been amended or modified;

                  (c) Certificates of good standing with respect to the Company and each Company Subsidiary issued by the jurisdiction of organization and copies of the certificate of incorporation or formation of the Company and each Company Subsidiary each certified by the Secretary of State of the State of Delaware; and

                  (d) The favorable opinion of King & Spalding LLP in form and substance satisfactory to the Purchaser.

         3.6 DEBT AND LIENS. The Company and the Company Subsidiaries shall have no Debt other than Permitted Debt, and all obligations of or guarantees by the Company and the Company Subsidiaries in respect of Debt of the Parent and all Liens on the assets of the Company and the Company Subsidiaries (other than Permitted Liens) shall have been terminated or released.

         3.7 [INTENTIONALLY OMITTED].

         3.8 CONSENTS. The Company and the Company Subsidiaries shall have obtained, and shall have delivered to the Purchaser true and correct copies of, all governmental authorizations and consents and all consents of other Persons (including all Required Consents), in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to the Purchaser. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

         3.9 REAL ESTATE ASSETS. In order to create in favor of the Purchaser a valid and, subject to any filing and/or recording referred to herein, perfected first priority security interest in certain Real Property, the Purchaser shall have received from the Company and each applicable Guarantor:

                  (a) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering certain Real Property listed in Schedule 3.9 (each, a "Closing Date Mortgaged Property");

                  (b) an opinion of counsel (which counsel shall be reasonably satisfactory to the Purchaser) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as the Purchaser may reasonably request, in each case in form and substance satisfactory to the Purchaser;

                  (c) (i) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to the Purchaser with respect to each Closing Date Mortgaged Property (each, a "Title Policy"), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Initial Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to the Purchaser and (ii) evidence satisfactory to the Purchaser that the Company or the applicable Guarantor, as the case may be, has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

                  (d) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to the Purchaser; and

                  (e) to the extent in the Company's possession as of the Initial Closing Date, copies of any as-built surveys with respect to any Closing Date Mortgaged Property.

         3.10 Personal Property Collateral. In order to create in favor of the Purchaser on behalf of the Purchaser and Parent, a valid, perfected first priority security interest in the personal property Collateral, the Purchaser shall have received:

                  (a) evidence satisfactory to the Purchaser of the compliance by the Company and each Guarantor of their obligations under the Security Agreement and the other Collateral Documents (including, without limitation, their obligations to execute and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

                  (b) (i) the results of a recent search, by a Person satisfactory to the Purchaser, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of the Company or any Guarantor, together with copies of all such filings disclosed by such search, and (ii) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

                  (c) opinions of counsel (which counsel shall be reasonably satisfactory to the Purchaser) with respect to the creation and perfection of the security interests in favor of the Purchaser in such Collateral and such other matters governed by the laws of each jurisdiction in which the Company or any Guarantor or any personal property Collateral is located as the Purchaser may reasonably request, in each case in form and substance satisfactory to the Purchaser; and

                  (d) evidence that the Company and each Guarantor shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including, without limitation, any intercompany notes evidencing Debt permitted to be incurred pursuant to Section 7.1) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by the Purchaser.

         3.11 Evidence of Insurance. The Purchaser shall have received a certificate from the the Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to
Section 7.12 is in full force and effect and that the Purchaser has been named as additional insured and loss payee thereunder to the extent required under
Section 7.12.

         3.12 CAPITAL CONTRIBUTION. The Purchaser shall have received evidence in form and substance satisfactory to it that, from July 30, 2003 through the Initial Closing Date, the Parent has contributed to the Company (i) as an equity contribution, the $2,500,000 Secured Note, dated as of July 30, 2003, issued by the Company in favor of the Parent (and has released all its security interests with respect thereto), (ii) $1,500,000 in cash and (iii) $1,384,135 in cash representing cash held by the Parent for the benefit of the Company.

         3.13 OTHER DOCUMENTS. The Purchaser shall have received from the Company duly executed counterparts of the Transaction Documents (other than, in the case of the Initial Closing Date only, the Parent Credit Agreement and the Intercreditor Agreement) together with such other documents or certificates as the Purchaser shall reasonably request in order to consummate the transactions contemplated hereby.

                                  ARTICLE IIIA

                        CONDITIONS TO EACH REVOLVING LOAN

         The Purchaser's obligation to make any Loan to the Company on any Credit Date, including the Subsequent Closing Date, is subject to the satisfaction of each of the following conditions, unless waived by the
Purchaser:

         3A.1 Funding Notice. The Purchaser shall have received a fully executed and delivered Funding Notice.

         3A.2 Representations and Warranties Correct. As of such Credit Date, the representations and warranties made by the Company and the Company Subsidiaries in the Credit Documents shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) with the same force and effect as if they had been made on and as of such Credit Date, except to the extent that any such representation and warranty is made as of a certain date, in which case it shall be true and correct as of such certain date.

         3A.3 NO DEFAULT OR EVENT OF DEFAULT. No event or condition shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or Event of Default.

                                  ARTICLE IV

                  CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

                            TO ISSUE AND SELL NOTES

         The Company's obligation to sell any Notes to the Purchaser at the Initial Closing is subject to the satisfaction on or prior to the Initial Closing Date of each of the following conditions unless waived by the Company:

         4.1 REPRESENTATIONS AND WARRANTIES CORRECT. The representations and warranties made by the Purchaser herein shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) on the Initial Closing Date with the same force and effect as if they had been made on and as of the Initial Closing Date, except to the extent that any such representation and warranty is made as of a certain date, in which case it shall be true and correct as of such certain date.

         4.2 PERFORMANCE. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Initial Closing Date shall have been performed or complied with in all material respects.

                                   ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to the Purchaser that the statements contained in this Article V are correct and complete as of each such Closing Date and each such Credit Date, except as otherwise stated in this
Article V and except as set forth on the Schedules delivered by the Company to the Purchaser, concurrently with the execution and delivery hereof. The Schedules will correspond to the numbered and lettered paragraphs contained in this Article V.

         5.1 ORGANIZATION.

                  (a) As of the date hereof and immediately prior to the LLC Conversion, the Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. For purposes of this Agreement, "Material Adverse Effect," when used with respect to any party, shall mean any material adverse effect on
(i) the Obligations, (ii) the ability of such party to perform its respective obligations under any of the Transaction Documents, (iii) the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and the Company Subsidiaries, taken as a whole, (iv) the legality, validity, binding effect or enforceability against the Company or any Guarantor of a Credit Document to which it is a party or (v) the rights, remedies and benefits available to, or conferred upon, the Purchaser under any Credit Document, other than, in the case of clauses (i) through (v), as a result of (x) conditions generally affecting the industry or industry sector in which the Company or any of the Company Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where the Company or any of the Company Subsidiaries has operations or sales, or (y) changes or effects directly caused by or directly relating to, the announcement by the Parent of this Agreement and the transactions contemplated herein and in the Securities Purchase Agreement and the transactions contemplated therein.

                  (b) Following the LLC Conversion, the Resulting LLC will (i) be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) be duly qualified to do business as a foreign limited liability company and will be in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (iii) have all requisite limited liability company power and authority to own or lease and operate its assets and carry on its business as presently being conducted by the Company.

                  (c) Following each Subsidiary LLC Conversion, each Subsidiary Resulting LLC will (i) be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) be duly qualified to do business as a foreign limited liability company and will be in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (iii) have all requisite limited liability company power and authority to own or lease and operate its assets and carry on its business as presently being conducted by the relevant Domestic Subsidiary.

         5.2 SUBSIDIARIES.

                  (a) Each Company Subsidiary identified on Schedule 5.2 is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Each Company Subsidiary identified on Schedule 5.2 is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Schedule 5.2 sets forth all of the outstanding equity interests in each Company Subsidiary, each of which is validly issued, fully paid and nonassessable, and owned, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Liens (other than Permitted Liens) and not subject to any option or right to purchase any such equity interests. The Company has no other equity interest in any corporation, partnership, joint venture, limited liability company or other Person.

                  (b) There are (i) no outstanding securities convertible into, exchangeable for or carrying the right to acquire any class of securities of the Company Subsidiaries (whether from the Company, the Company Subsidiaries or otherwise), or subscriptions, warrants, options, rights or other arrangements or commitments of any kind that relate to or require the issuance, sale or other disposition or transfer of any of the Company Subsidiaries' respective equity securities (whether or not presently issued) or any interest therein,
(ii) no arrangements by which the Company or any Company Subsidiary is or may become bound to issue additional equity of any Company Subsidiary, nor are any such issuances or arrangements contemplated, and (iii) no obligations (contingent or otherwise) of any Company Subsidiary to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         5.3 CONSENTS. Except for any such consent, waiver, authorization, exemption, filing or notice the failure to obtain or to give which would not reasonably be likely to have a Material Adverse Effect, Schedule 5.3 sets forth each consent, waiver, authorization, exemption, filing with, or notice to, any Person or approval required as a result of the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent"). Except as would not, in the aggregate, reasonably be likely to have a Material Adverse Effect, neither the execution, delivery or performance of this Agreement or any other Transaction Document by the Company, nor the consummation by the Company of the obligations and transactions contemplated hereby or thereby (including, without limitation, the LLC Conversion and the Subsidiary LLC Conversions and the sale, transfer and delivery of the Notes) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than a Required Consent or the FCC Consent.

         5.4 FINANCIAL STATEMENTS. The Company has delivered or made available to the Purchaser (a) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2002 (the "Balance Sheet") and the related unaudited consolidated statement of income for the Company and the Company Subsidiaries for the year then ended December 31, 2002 (together with the Balance Sheet, the "Financial Statements"); (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of July 31, 2003 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income of the Company and the Company Subsidiaries for the seven months then ended July 31, 2003 (together with the Interim Balance Sheet, the "Interim Financial Statements"). The Financial Statements and the Interim Financial Statements were prepared in accordance with GAAP and the Financial Statements and the Interim Financial Statements present fairly in all material respects the financial position and results of operations of the Company and the Company Subsidiaries as of the respective dates and for the respective periods indicated therein, except that neither the Financial Statements nor the Interim Financial Statements include notes and the Interim Financial Statements are subject to normal year end adjustments and accruals.

         5.5 TITLE TO PROPERTY AND ASSETS.

                  (a) Schedule 5.5 (a) sets forth a complete list and the location of all material Real Property. The Company has good and marketable fee simple title to all Real Property, free and clear of all Liens, other than Permitted Liens. True and complete copies of (i) all deeds, title insurance policies and surveys relating to the Real Property and (ii) all documents evidencing all Liens (other than Permitted Liens) upon the Real Property have heretofore been furnished to the Purchaser. There are no proceedings, claims, disputes or conditions affecting any Real Property that might curtail or interfere with the use of such property, except for Permitted Liens or Liens that arise in the ordinary course of business which do not materially interfere with the use made and proposed to be made of such Real Property by the Company and the Company Subsidiaries. Neither the whole nor any portion of the Real Property nor any other assets of the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor to the Company's knowledge, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Company Subsidiary is a party to any lease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the owned Real Property.

                  (b) Neither the Company nor any Company Subsidiary has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed. The use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title, except where failure to comply with the foregoing would not, in the aggregate, reasonably be likely to have a Material Adverse Effect. All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the facilities of the Company as currently operated are available to such facilities, and in the case of the Real Property, such utilities enter the boundaries of such facilities through adjoining public streets, easements or right-of-way of record in favor of the Company. The Company has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any of its facilities.

                  (c) Each of the Company and each Company Subsidiary has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated, except where the failure to obtain such certificates would not, in the aggregate, reasonably be likely to have a Material Adverse Effect. True and complete copies of all such certificates, permits and licenses have heretofore been made available or delivered to the Purchaser. Each of the Company and each Company Subsidiary has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate the Real Property as currently owned and operated, except where the failure to obtain such approvals, permits or licenses would not, in the aggregate, reasonably be likely to have a Material Adverse Effect.

                  (d) Each of the Company and the Company Subsidiaries owns its personal property and assets free and clear of all Liens, except for Liens that arise in the ordinary course of business which do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries. With respect to any leased real property, the Company is not in material violation of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all plants, buildings, structures and other facilities, including, without limitation, office space owned or leased by the Company and the Company Subsidiaries in the conduct of its business, is, as a whole, in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not materially interfere with the conduct of normal operations of the Company and the Company Subsidiaries. The Company has made available or delivered to the Purchaser true and complete copies of any leases related to the real property entered into by the Company and the Company Subsidiaries in the conduct of their business.

         5.6 AUTHORIZATION; ENFORCEABILITY. The Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and, when executed, each other Transaction Document to which it is a party, have been duly and validly executed and delivered by the Company and, assuming due and valid execution and delivery by the Purchaser, constitute the valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other Laws of general application affecting enforcement of creditors' rights generally, rules of Law governing specific performance, injunctive relief and other equitable remedies.

         5.7 NO CONFLICTS. The execution, delivery and performance of this Agreement and each other Credit Document, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the LLC Conversion and the Subsidiary LLC Conversions and the sale, transfer and delivery of the Notes) will not (a) result in a violation of the certificate of incorporation, certificate of formation or bylaws of the Company, (b) conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other Contract to which the Company or any Company Subsidiary is a party, (c) result in a violation of any Law of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (d) result in the creation of any Lien upon any of their assets; except, in the case of clauses (b), (c) and (d), for violations, breaches, defaults or Liens which, in the aggregate, would not reasonably be likely to have a Material Adverse Effect or which are created or specifically contemplated by the Credit Documents. None of the Company or any Company Subsidiary is in violation of its certificate of incorporation, certificate of formation, articles of organization, limited liability company agreement, partnership agreement or bylaws (as applicable in each case), and none of the Company or any Company Subsidiary is in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Company Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Company or any Company Subsidiary is a party.

         5.8 INTELLECTUAL PROPERTY.

                  (a) Schedule 5.8 sets forth, for the Intellectual Property owned by the Company or any Company Subsidiary, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) Trademark registrations (including Internet domain registrations), Trademark applications, and material unregistered Trademarks; (iii) copyright and mask work registrations, copyright and mask work applications, and material unregistered copyrights; and (iv) Software (other than readily available commercial software programs having an acquisition price of less than $5,000) which are owned, licensed, leased, by the Company or any Company Subsidiary, describing which Software is owned, licensed, or leased, as the case may be.

                  (b) Schedule 5.8 sets forth a complete and accurate list of all agreements (whether oral or written, and whether between the Company, Company Subsidiaries and third parties or inter-corporate) to which the Company or a Company Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $5,000), or (ii) restricting the Company's or any Company Subsidiaries' rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements").

                  (c)

                           (i) The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement, or to the knowledge of the Company, any other party to such License Agreement.

                           (ii) Neither the Company nor any of the Company Subsidiaries have licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

                           (iii) No royalties, honoraria or other fees are payable by the Company or any Company Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

                           (iv) The Company or a Company Subsidiary owns, or has a valid right to use, free and clear of all Liens (other than as set forth on Schedule 5.8), all of the Intellectual Property. Where and as required, the Company or a Company Subsidiary is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 5.8. All proprietary Intellectual Property was either developed: (A) by employees of the Company or any Company Subsidiary within the scope of their employment, or (B) by independent contractors who have properly assigned all of their rights to the Company or any Company Subsidiary pursuant to written agreements.

                           (v) The Intellectual Property owned by the Company or any Company Subsidiary and, to the Company's knowledge, any Intellectual Property used by the Company or any Company Subsidiary, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and is valid and enforceable.

                           (vi) There is no pending or, to the Company's knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction involving the Intellectual Property owned by the Company or the Company Subsidiaries, or, to the Company's knowledge, the Intellectual Property licensed to the Company or any Company Subsidiary, alleging that the activities or the conduct of the Company's or any Company Subsidiary's businesses infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third party or challenging the Company's or any Company Subsidiary's ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company's or any Company Subsidiary's right to use any Intellectual Property, (ii) restrict the Company's or any Company Subsidiary's businesses in order to accommodate a third party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company or any Company Subsidiary.

                           (vii) The conduct of the Company's and any Company Subsidiary's business as currently conducted or contemplated to be conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third party. To the Company's knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by the Company or any Company Subsidiary and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third party by the Company or any Company Subsidiary.

                           (viii) To the Company's knowledge, no current or former stockholder, member, director, officer, employee, contractor, agent or consultant of the Company or any Company Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by the Company or any Company Subsidiary.

                  (d) The transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of the Company's or any Company Subsidiary's right to own or use any of the Intellectual Property, nor will it require the consent of any Governmental Entity or third party in respect of any such Intellectual Property.

                  (e) All Trademarks listed on Schedule 5.8 have been in continuous use by the Company or the Company Subsidiaries, and the Trademarks listed in Schedule 5.8 for which the Company or any Company Subsidiary has obtained or applied for a registration have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. To the knowledge of the Company, there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such Trademarks. The Company and the Company Subsidiaries have adequately policed the Trademarks against third party infringement so as to maintain the validity of such Trademarks.

         5.9 FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor any Company Subsidiary, director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of his, her or its actions for, or on behalf of, the Company or any Company Subsidiary, offered or made, directly or indirectly through any other Person, any payments of anything of value (in the form of a contribution, gift, entertainment or other expense), to (a) any Person employed by, or acting in an official capacity on behalf of, any Governmental Entity, or (b) any foreign or domestic government official, political party or official of such party, or any candidate for political office or employee thereof. Neither the Company, any Company Subsidiary, nor any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

         5.10 MATERIAL CONTRACTS.

                  (a) As of the Initial Closing Date, Schedule 5.10 contains a complete and accurate list of:

                           (i) the 30 largest customers of the Company, based on revenues for the year 2003 through July 31, 2003, which made up 58.7% of the revenues of the Company during such period;

                           (ii) each Contract that was not entered into by the Company in the ordinary course of business and that involves expenditures or receipts in excess of $150,000;

                           (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the Company's ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one (1)
         year);

                           (iv) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

                           (v) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person, or to solicit any Person;

                           (vi) each power of attorney with respect to the Company that is currently effective and outstanding;

                           (vii) each Contract for capital expenditures by the Company in excess of $100,000;

                           (viii) each material written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company, other than in the ordinary course of business;

                           (ix) each Contract under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company has imposed (or may impose) a security interest or other Lien upon any of the Company's assets to secure indebtedness;

                           (x) each employment, severance, management, consulting and other Contract involving compensation for services rendered or to be rendered, in each case involving payments of more than $125,000 per year;

                           (xi) each satellite transponder lease or other Contract for the provision of fixed satellite services;

                           (xii) each terrestrial services or Internet services Contract;

                           (xiii) each license agreement or distributor, dealer, sales representative or other sales agency Contract involving annual payments in excess of $100,000;

                           (xiv) any Contract not made in the ordinary course of business that is material to the Company; and

                           (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing, except as would not individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

                  (b) Each Contract required to be identified in Schedule 5.10 is a valid and binding agreement of the Company and is in full force and effect, and the Company is entitled to receive all benefits thereunder. Neither of the Company nor, to the Company's knowledge, any other party thereto is in default in any material respect under the terms of any Contract required to be identified in Schedule 5.10, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any material default or give others any rights of termination, amendment or acceleration or cancellation thereunder.

         5.11 RIGHT OF FIRST REFUSAL; VOTING AND REGISTRATION RIGHTS. No Person has any right of first refusal, right of first offer, option to acquire, right of co-sale or other similar right regarding the Company's securities or assets. There are no provisions of the certificate of incorporation, certificate of formation or the bylaws of the Company or any of the Company Subsidiaries, no agreements to which the Company or any of the Company Subsidiaries is a party and no agreements by which the Company, any of the Company Subsidiaries or the Notes are bound, which (a) may affect or restrict the voting rights of the Purchaser with respect to the Notes in its capacity as a lender to the Company,
(b) restrict the ability of the Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Notes, (c) would adversely affect the Company's or the Purchaser's ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company's issued and outstanding equity, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware Law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company's equityholders to vote for any such nominee or other Person as a director of the Company in each case, except as provided for in this Agreement or the other Transaction Documents.

         5.12 PREVIOUS ISSUANCES EXEMPT. All equity and other securities issued by the Company prior to the Closing Date have been issued in transactions exempt from the registration requirements under the Securities Act and all applicable state securities or "blue sky" Laws, and in compliance with all applicable Laws. The Company has not offered any of its equity, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other Person in respect thereof, in such a manner as to require registration under the Securities Act. No holder of any of the Company's equity has any rescission rights.

         5.13 ABSENCE OF CERTAIN DEVELOPMENTS. Since December 31, 2002: (x) neither the Company nor the Company Subsidiaries have suffered any change or development which has had or is reasonably likely to have a Material Adverse Effect and (y) the Company has complied with all of the covenants set forth in
Article 7 to the same extent as if this Agreement had been executed on December 31, 2002.

         5.14 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of the Company Subsidiaries has any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise except (i) liabilities in the respective amounts reflected or reserved against in the Financial Statements or the Interim Financial Statements, (ii) liabilities incurred since July 31, 2003 in the ordinary course of business that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (iii) performance obligations under any Contract listed on Schedule 5.10 or (iv) performance obligations under any contract which would be required by the terms of Section 5.10 of this Agreement to be scheduled, but for the materiality qualifications contained therein.

         5.15 LITIGATION. There is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any Governmental Entity, pending or, to the knowledge of the Company or any Company Subsidiary, threatened against or affecting the Company, any Company Subsidiary, or their respective properties or their respective directors or officers in their capacities as such. Neither the Company nor any Company Subsidiary is subject to any outstanding order, ruling, judgment or decree that would individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect or could prevent or materially delay the consummation of the transactions contemplated hereby.

         5.16 COMPANY PERMITS AND COMPLIANCE WITH LAWS.

                  (a) The respective businesses of the Company and the Company Subsidiaries are not being conducted in violation of any Law of any Governmental Entity, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

                  (b) Neither the Company nor any Company Subsidiary has received written notification from any Governmental Entity (a) asserting a violation of any Law applicable to the conduct of its business, (b) threatening to revoke any license, franchise, permit or government authorization, or (c) restricting or in any way limiting its operations as currently conducted or proposed to be conducted.

                  (c) The Company and the Company Subsidiaries hold all material permits, licenses, authorizations and approvals (none of which has been rescinded and all of which are in full force and effect) from all Governmental Entities necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as presently conducted, including all such permits issued by the FCC (collectively, the "Company Permits"). Set forth on Schedule 5.16 is a true and complete list of all Company Permits as presently in effect.
Schedule 5.16 also sets forth a true and complete list of all material pending applications for permits, licenses, authorizations and approvals that would be Company Permits if issued or granted and all material pending applications by the Company or any Company Subsidiary for modification, extension or renewal of the Company Permits. Each of the Company Permits listed on Schedule 5.16 is in full force and effect in all material respects, is free and clear of all material Liens, will expire on the date shown on Schedule 5.16, is valid for the balance of its current term, and is not subject to any restriction or condition that limits in any material respect the full operation of the Company's and the Company Subsidiaries' businesses as now operated. Schedule
5.16 sets forth additional licenses held by the Company or a Company Subsidiary that are not currently used by the Company or such Company Subsidiary in its business. Except for actions or proceedings affecting satellite services generally and the proceedings set forth in Schedule 5.16 hereto, no material application, complaint, action or proceeding is pending or, to the best of the Company's knowledge, threatened that may result in the (i) denial of an application for renewal of any of the Company permits, (ii) the revocation, modification, non-renewal or suspension of any of the Company Permits, (iii) the issuance of a cease-and-desist order relating to the Company Permits, or
(iv) the imposition of any material administrative or judicial sanction with respect to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have operated their businesses in compliance with the terms of the Company Permits, the Communications Act and the FCC rules and policies and all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Entity in each case except where the failure to comply would not reasonably be likely to have a Material Adverse Effect, and none of the Company or any of the Company Subsidiaries has received any written notice alleging any such conflict, violation, breach or default.

         5.17 TAXES.

                  (a) All income and other material Tax Returns that are required to be filed on or before the Closing Date with respect to the Company and each Company Subsidiary have been or will be duly and timely filed, and all material Taxes (whether or not shown on such Tax Returns) that are required to be paid with respect to the Company and each Company Subsidiary have been or will be duly paid. All such Tax Returns are materially correct and complete and accurately reflect in all material respects the liability for Taxes for the periods covered thereby;

                  (b) There are no Liens for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for Permitted Liens;

                  (c) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over under applicable Laws;

                  (d) No U.S. federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened with regard to any Taxes or Tax Returns with respect to the Company or any Company Subsidiary. There is no unresolved dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either claimed or raised by any Tax authority in writing;

                  (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary;

                  (f) No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes;

                  (g) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement, and neither the Company nor any Company Subsidiary has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, Contract or arrangement;

                  (h) Each Foreign Subsidiary is not and has not been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

                  (i) There are no letter rulings, technical advice memoranda, closing agreements or similar documents issued by or entered into with a Governmental Authority relating to the U.S. federal, state, local or foreign Taxes due from or with respect to any Company Subsidiary;

                  (j) Neither the Company nor any Company Subsidiary has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any Company Subsidiary file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction;

                  (k) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group comprised of one or more of Parent or its Subsidiaries), or has any liability for Taxes of any Person (other than one or more of Parent or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a transferee or successor, by Contract or otherwise;

                  (l) Each Foreign Subsidiary has appropriate documentation for all foreign income and other material Taxes paid or accrued since 2000; and

                  (m) Neither the Company nor any Company Subsidiary has taken any deduction or received any Tax benefit arising from participation in a "tax shelter" as defined for purposes of Section 6111(c) of the Code or has "participated" in a "reportable transaction" as defined in Treasury Regulation
Section 1.6011-4(b) and (c)(3) or Treasury Regulation Section 1.6011-4T(a) and
(b) (as promulgated in T.D. 8877).

         5.18 EMPLOYEE RELATIONS.

                  (a) All material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment or severance Contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, Contracts or arrangements which cover employees or former employees of the Company or the Company Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Employee Benefit Plans"), are listed on Schedule 5.18. No Employee Benefit Plans are or were collectively bargained for or have terms requiring assumption or any guarantee by the Purchaser.

                  (b) There have been no violations of ERISA or the Code that would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect relating to any Employee Benefit Plan. The Company has timely filed all documents, notes and reports (including IRS Form 5500) for each such Employee Benefit Plan with the applicable Governmental Entity and has timely furnished all required documents to the participants or beneficiaries of each such Employee Benefit Plans.

                  (c) The Company and the Company Subsidiaries have no employment Contracts with any of its employees not expressly terminable at will and no collective bargaining agreements covering any of its employees. Further, the Company and the Company Subsidiaries have no policies, procedures or handbooks providing for other than at-will employment. To the knowledge of the Company, no Key Manager of or material consultant to the Company or any Company Subsidiary is in violation of any term of any employment Contract or any other Contract or agreement relating to the relationship of any such employee or consultant with the Company or any Company Subsidiary. The Company and each Company Subsidiary have operated and administered all plans, programs and arrangements providing compensation and benefits to employees in accordance with their terms and with all applicable Laws. To the Company's knowledge, no Key Manager has any plans to terminate his or her employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any present intention to terminate the employment of any Key Manager.

                  (d) The Company and the Company Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation or amounts required to be reimbursed to them. The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. All Persons treated by the Company and the Company Subsidiaries as independent contractors for any purpose do satisfy and have satisfied the requirements of Law to be so treated, and the Company and the Company Subsidiaries have fully and accurately reported the amounts paid by the Company and the Company Subsidiaries to or on behalf of such Persons on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company and the Company Subsidiaries, and who has been treated by the Company and the Company Subsidiaries as an independent contractor, is classifiable as a "leased employee," within the meaning of Section 414(n)(2) of the Code, with respect to the Company and the Company Subsidiaries or with respect to any customer of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and, to the knowledge of the Company, no labor union has requested or has sought to represent any of the employees, Representatives or agents of the Company or any Company Subsidiary. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company or the Company Subsidiaries, threatened against or involving the Company or any Company Subsidiary. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company, threatened in connection with any Employee Benefit Plan, but excluding any of the foregoing which would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect on the Company or any Company Subsidiary.

                  (e) No director or officer or other employee of the Company or any Company Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Employee Benefit Plan) solely as a result of the transactions contemplated in this Agreement; and no payment made or to be made to any current or former employee of director of the Company or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

         5.19 BROKERS. Other than Bear Stearns & Co. Inc. (for which all fees, commissions and expenses shall be borne by the Parent), there is no investment banker, broker, finder, financial advisor or other Person which has been retained by or is authorized to act on behalf of the Parent or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

         5.20 ENVIRONMENTAL MATTERS.

                  (a) (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, threatened by any Person against, the Company or any Company Subsidiary, and no penalty has been assessed against the Company or any Company Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and the Company Subsidiaries are in compliance with all Environmental Laws; and (iii) there are no liabilities of or relating to the Company or any Company Subsidiary relating to or arising out of any Environmental Law, and to the knowledge of the Company, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

                  (b) For purposes of this Agreement, the term "Environmental Laws" means federal, state, local and foreign Laws, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

         5.21 RELATED-PARTY TRANSACTIONS. No employee, officer, director, stockholder, member or Affiliate of the Parent, the Company or any of the Company Subsidiaries or member of his or her immediate family is currently indebted to the Company or any of the Company Subsidiaries, nor is the Company or any of the Company Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. None of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is Affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company except that employees, officers, or directors of the Company and members of their immediate families may own stock in an amount not to exceed 1% of the outstanding capital stock of publicly traded companies that may compete with the Company. Except as set forth on Schedule 5.21, to the knowledge of the Company, no employee, director, officer, member or stockholder of the Company and no member of the immediate family of any employee, officer, director, member or stockholder of the Company is directly or indirectly interested in any material Contract with the Company.

         5.22 INSURANCE. The Parent, on behalf of the Company and each Company Subsidiary, has in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company or any Company Subsidiary may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by Persons engaged in the same or similar business as the Company and the Company Subsidiaries. The Parent, on behalf of the Company, has a directors' and officers' liability insurance policy that is in full force and effect with extended coverage sufficient in amount to cover liabilities to which the Company's and each Company Subsidiary's directors and officers may be subject by virtue of their positions and as is customarily carried by companies engaged in the same or similar business as the Company. Schedule 5.22 sets forth a list of all insurance policies currently in effect that insure the business, operations, assets, directors, officers or employees of the Company and the Company Subsidiaries, the name of the carrier and the terms and amount of coverage. No default or event has occurred that could reasonably be expected to give rise to a default under any such policy.

         5.23 CORPORATE RECORDS. Copies of the respective certificates of incorporation or certificates of formation of the Company and the Company Subsidiaries, each certified by the Secretary of State of the State of organization of each such Person, and of the bylaws of the Company and the Company Subsidiaries, certified by the Secretary of each such Person, heretofore delivered or made available to the Purchaser are true and complete copies of such instruments as amended to the date of this Agreement. Such certificates of incorporation, certificates of formation and bylaws are in full force and effect.

         5.24 INTENTIONALLY OMITTED.

         5.25 CUSTOMERS; SUPPLIERS.

                  (a) No single customer accounted for more than 5% of the Company's revenues for the fiscal years ended December 31, 2001 or December 31, 2002. No customer listed on Schedule 5.25 (a "Significant Customer") has canceled or otherwise terminated or threatened (to the knowledge of the Company) to cancel or otherwise terminate its relationship with the Company, or during such periods has materially decreased its usage or purchase of the Company's services or products. To the knowledge of the Company, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with the Company or materially decrease or limit its usage, purchase or distribution of the services or products of the Company.

                  (b) The relationships of the Company with its suppliers are satisfactory commercial working relationships and, no supplier has during the last twelve months terminated or threatened (to the knowledge of the Company) to terminate, its relationship with the Company or has during the last twelve
(12) months substantially decreased or limited or threatened (to the knowledge of the Company) to substantially decrease or limit, its services, supplies or materials to the Company. No supplier is a sole source of supply of any good or service to Company. The Company has no knowledge that any of the Company's suppliers intends to terminate or otherwise modify adversely to the Company its relationship with the Company or to substantially decrease or limit its services, supplies or materials to the Company.

         5.26 [INTENTIONALLY OMITTED].

         5.27 DISCLOSURE. No representation or warranty by the Company contained in this Agreement, and no representation, warranty or statement by the Company contained in any certificate or schedule furnished or to be furnished at the Closing to the Purchaser pursuant to this Agreement, contains any untrue statement by the Company of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

         5.28 FEDERAL RESERVE REGULATIONS. Neither the Company nor any Company Subsidiary will, directly or indirectly, use any of the proceeds of the sale of the Notes for the purpose, whether immediate incidental or ultimate, of buying a "margin stock" or of maintaining, reducing or retiring any indebtedness originally incurred to purchase a stock that is currently a "margin stock," or for any other purpose which might constitute this transaction a "purpose credit," in each case within the meaning of Regulation G of the Board of Governors of the Federal Reserve System (12 C.F.R. 207, as amended), or otherwise take or permit to be taken any action which would involve a violation of such Regulation G or of Regulation T (12 C.F.R. 220, as amended) or of Regulation X 12 C.F.R. 224, as amended) or any other regulation of such Board. No Debt being reduced or retired out of the proceeds of the sale of the Notes was incurred for the purpose of purchasing or carrying any "margin stock," and neither the Company nor any Subsidiary owns or has any present intention of acquiring any such "margin stock."

         5.29 INVESTMENT COMPANY ACT. The Company is not an "investment company," or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         5.30 PUBLIC UTILITY HOLDING COMPANY ACT; FEDERAL POWER ACT. The Company is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company," or of a "subsidiary company" of a "holding company," as such terms are defined in the Public Utility Holding Company Act of 1935, as amended. The Company is not a "public utility," as defined in the Federal Power Act, as amended.

         5.31 CAPITALIZATION (a) As of the date hereof and immediately prior to the LLC Conversion, the authorized capital stock of the Company consists of 5,000 shares of common stock, par value $0.01 per share ("Common Stock"), 4,673 of which are outstanding. As of the date hereof and immediately prior to the LLC Conversion, the Company has no other shares of capital stock authorized, issued or outstanding. The Parent owns beneficially and of record all of the outstanding shares of Common Stock free and clear of any Adverse Claim. All of the outstanding equity interests in the Company have been validly issued and are fully paid and nonassessable.

                  (b)......(i) There are no outstanding options, warrants,
scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, equity of the Company, or arrangements by which the Company is or may become bound to issue additional equity, nor are any such issuances or arrangements contemplated, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof and (iv) the Company has not reserved any equity for issuance pursuant to any option plan or similar arrangement. The capitalization of the Company, including, without limitation, the authorized capital, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's option plans and the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any equity, is set forth on Schedule 5.31(b).

                  (c) Following the LLC Conversion, and giving pro forma effect to the transactions contemplated by this Agreement and the other Transaction Documents, the capitalization of the Resulting LLC, including, without limitation, the authorized capital, the number of units issued and outstanding, the number of units issuable and reserved for issuance pursuant to the Resulting LLC's option plans and the number of units issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any units of capital, is set forth on Schedule 5.31(c).

         5.32 AUDIT ENGAGEMENT LETTER. Attached hereto as Schedule 5.32 is an engagement letter with Deloitte & Touche in which Deloitte & Touche agrees (x) to conduct an audit of the Company's consolidated financial statements for the three most recent fiscal years in a manner consistent with Regulation S-X and
(y) that the Parent shall be solely responsible for the audit fees and expenses, which letter is in full force and effect.

                                  ARTICLE VI

                              REPRESENTATIONS AND

                          WARRANTIES OF THE PURCHASER

         The Purchaser hereby represents and warrants to the Company as follows:

         6.1 ORGANIZATION. The Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser.

         6.2 AUTHORIZATION; ENFORCEABILITY. The Purchaser has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and, when executed, each other Transaction Document to which it is a party have been duly and validly executed and delivered by the Purchaser and, assuming due and valid execution and delivery by the Parent and the Company, constitute the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, rules of Law governing specific performance, injunctive relief and other equitable remedies.

         6.3 INTENT. The Purchaser is purchasing the Notes for its own account and for investment purposes, and not with a view to distribution or resale of the Notes in a manner that would violate the Securities Act.

         6.4 INVESTOR SOPHISTICATION. The Purchaser, through its
Representatives, has such knowledge and experience in financial and business matters that makes it capable of evaluating the merits and risks of an investment in the Notes.

         6.5 ACCREDITED INVESTOR STATUS. The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, promulgated under the Securities Act.

                                  ARTICLE VII

                            COVENANTS OF THE COMPANY

         The Company, with respect to itself and the Company Subsidiaries, covenants that from the date of this Agreement and thereafter so long as any of the Notes are outstanding:

         7.1 SHORT-TERM BORROWING AND FUNDED DEBT. The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to any Debt, except the following ("Permitted Debt"):

                  (a) the Company and any Company Subsidiary may remain liable with respect to their respective unsecured Debt outstanding on the date of this Agreement and set forth on Schedule 7.1, but may not extend, renew or refund any thereof except as otherwise permitted by this Section 7.1;

                  (b) the Company and any Company Subsidiary may become and remain liable with respect to any extension, renewal or refunding of Debt described in Section 7.1(a) which is effected without any increase in the principal amount thereof and on terms which are not less favorable to the Company or such Company Subsidiary, as the case may be, than the terms of such Debt prior to such extension, renewal or refunding;

                  (c) the Company may become and remain liable with respect to the Debt evidenced by the Notes and hereunder with respect to the Loans and each Domestic Subsidiary may become and remain liable with respect to Debt under the Guaranty Agreement;

                  (d) on and after the Subsequent Closing Date, (i) the Company may become and remain liable with respect to the Debt evidenced by the Parent Credit Agreement in an aggregate outstanding amount not to exceed $9,000,000 at any time and (ii) each Domestic Subsidiary may become and remain liable with respect to Debt under the Parent Guaranty Agreement;

                  (e) on and after the Subsequent Closing Date, the Company and the Company Subsidiaries may become and remain liable with respect to Debt representing obligations under capital leases;

                  (f) the Company and the Company Subsidiaries may become and remain liable with respect to the Debt evidenced by any payments arrangements made in connection with the Company's renegotiations of its and the Company Subsidiaries' outstanding satellite transponder leases and terrestrial provisioning contracts, provided that, prior to the Subsequent Closing Date (a) the aggregate outstanding amount of such Debt shall not exceed $11,000,000 at any time and (b) such Debt shall at all times be subordinated to the Obligations on terms and conditions satisfactory to the Purchaser;

                  (g) prior to the Subsequent Closing Date, the Company may remain liable with respect to Debt under the Parent Note in an aggregate outstanding amount not to exceed $250,000,000 at any time, provided that such Debt shall at all times remain subordinated to the Obligations pursuant to the Parent Note Subordination Agreement;

                  (h) on and after the Subsequent Closing Date, the Company and the Company Subsidiaries may become and remain liable with respect to Debt incurred pursuant to any factoring arrangement or other similar financing with respect to accounts receivable of the Company and/or the Company Subsidiaries; and

                  (i) the Company and the Company Subsidiaries may become and remain liable with respect to purchase money Debt to finance the acquisition of fixed assets, incurred in the ordinary course of business consistent with past practices.

         7.2 LIENS. The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create, incur, assume or permit to exist any Liens on or with respect to any of their respective properties or assets (including, without limitation any document or instrument in respect of goods or accounts receivable) except the following ("Permitted Liens"):

                  (a) Liens for Taxes, assessments or other governmental charges the payment of which is (i) not yet due and payable or (ii) due and being contested in good faith in proper proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;

                  (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due;

                  (c) Liens (other than any Liens imposed by ERISA or section 412(n) of the Code) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure (or to obtain letters of credit or surety, appeal or performance bonds which secure) the performance of bids, tenders, statutory obligations, leases, purchase, construction or sales contracts and other similar obligations, in each case not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property;

                  (d) any attachment or judgment Liens, unless the judgment it secures shall not, within 60 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 60 days after the expiration of any such stay;

                  (e) leases or subleases granted to others, easements, rights-of-way, title defects, restrictions and other similar charges or encumbrances, in each case, and in the aggregate not interfering with the ordinary conduct of the respective businesses of the Company or any Company Subsidiary and not materially impairing the use of the property subject thereto in the operation of the respective businesses of the Company or any Company Subsidiary;

                  (f) Liens created pursuant to the Credit Documents and, on and after the Subsequent Closing Date, the Parent Credit Documents;

                  (g) Purchase money Liens granted by the Company or any Company Subsidiary (including the interest of a lessor under a capital lease and purchase money Liens to which any property is subject at the time, on or after the date hereof, of the Company's or such Company Subsidiary's acquisition thereof) securing Debt permitted under Section 7.1(e) and (i) and limited in each case to the property purchased with the proceeds of such purchase money Debt or subject to such capital lease; and

                  (h) Liens on accounts receivables and related contracts and records sold or otherwise financed (and on the proceeds thereof) pursuant to any factoring arrangement or other similar financing with respect to accounts receivable of the Company and/or the Company Subsidiaries.

         7.3 INVESTMENTS. The Company will not, and will not permit any Company Subsidiary to, directly or indirectly, (x) make or own any Investment in any Person or (y) purchase or otherwise acquire any assets after the date of this Agreement other than assets used in the ordinary course of the businesses of the Company and the Company Subsidiaries except the following ("Permitted Investments"):

                  (a) the Company and any Company Subsidiary may make and own Investments in Cash and Cash Equivalents; provided that all such Investments of the Company and the Guarantors in an aggregate amount at any time exceeding $100,000 shall, on and after the thirtieth (30th) day following the Initial Closing Date, be held in a Deposit Account with respect to which the Purchaser has a first priority perfected Lien;

                  (b) the Company and any Company Subsidiary may make and own Investments in any Company Subsidiary which is a Guarantor; and

                  (c) the Company and the Company Subsidiaries may continue to hold their Investments in Verestar AG that exist on the Initial Closing Date and may make additional investments in Verestar AG thereafter, provided that, prior to the Subsequent Closing Date, the amounts of such additional investments shall not exceed $500,000 individually and $1,000,000 in the aggregate.

         7.4 GUARANTIES. Prior to the Subsequent Closing Date, the Company will not, and will not permit any Company Subsidiary to, directly or indirectly, create or become or be liable with respect to any Guaranty, other than under the Guaranty Agreement.

         7.5 COMPANY PAYMENTS. The Company will not, directly or indirectly, declare, order, pay, make or set apart any sum or property for any Company Payment (other than, following the LLC Conversion, permitted Tax distributions as the same may be provided for under the Amended and Restated LLC Agreement).

         7.6 FINANCIAL COVENANTS. After the date of the closing of the Securities Purchase Agreement, the Company:

                  (a) shall not permit the amount of consolidated revenues of the Company and the Company Subsidiaries as of any date set forth on Schedule 7.6(a), for the three-month period ending on such date, minus the amount of any revenues of the Company and the Company Subsidiaries attributable to equipment sales occurring during such period, to be less than the correlative amount indicated on such Schedule 7.6(a); and

                  (b) shall not permit Consolidated Free Cash Flow as of any date set forth on Schedule 7.6(b), for the three-month period ending on such date, to be less than the correlative amount indicated on such Schedule 7.6(b).

         7.7 TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES; FEES FOR MANAGEMENT SERVICES.

                  (a) Other than with respect to (i) any management services agreement to be entered into between the Purchaser and the Company, (ii) service agreements and other similar arrangements between the Company and the Parent in existence on the date hereof and (iii) any payments in the ordinary course of business to Persons who are employees of the Company, the Company will not, and will not permit any of its Company Subsidiaries to, directly or indirectly, engage in any transaction with any holder of 5% or more of any class of the capital stock of the Company or any Company Subsidiary, or any Affiliate of the Company or of any such holder, on terms that are less favorable to the Company or such Company Subsidiary, as the case may be, than those which might be obtained at the time from Persons which are not such a holder or Affiliate.

                  (b) The Company will not, and will not permit any of its Company Subsidiaries to, directly or indirectly, pay or accrue any fee or any other sum or property in consideration of any administrative, managerial or executive services to any Person other than in connection with (i) consulting arrangements with non-Affiliates entered into in the ordinary course of business consistent with past practices and (ii) transactions with Affiliates to the extent permitted by Section 7.7(a).

         7.8 Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of the Company or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         7.9 CORPORATE EXISTENCE; SOURCE OF REVENUES, ETC.

                  (a) Except for the LLC Conversion, the Company will at all times preserve and keep in full force and effect its corporate existence, and all rights and franchises deemed material to its business, and those of each of the Company Subsidiaries.

                  (b) The Company and the Company Subsidiaries will not violate any laws, ordinances or governmental rules and regulations to which any of them is subject and will not fail to obtain any licenses (including FCC Licenses), permits, franchises or other governmental authorizations necessary for the ownership of their properties or the conduct of their businesses, which violation or failure might have a materially adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company and the Company Subsidiaries taken as a whole.

         7.10 PAYMENT OF TAXES AND CLAIMS. The Company will, and will cause each of the Company Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its franchises, business, income or profits before any penalty or interest accrues thereon, and all claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien upon any of its properties or assets, provided that this subdivision (a) shall not prevent the Company or any Subsidiary from seeking any lawful extension of time for paying any such governmental charge, and no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly initiated and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

         7.11 COMPLIANCE WITH ERISA. The Company will not, and will not permit any of its Subsidiaries to:

                  (a) engage in any transaction in connection with which the Company or any Related Person would be subject to either a civil penalty assessed pursuant to section 502(i) of ERISA or a tax imposed by section 4975 of the Code, terminate or withdraw from any Plan (other than a Multiemployer
Plan) in a manner, or take any other action with respect to any Plan (including, without limitation, a substantial cessation of operations within the meaning of section 4062(e) of ERISA, which could result in any liability of the Company or any Related Person to the PBGC or to a trustee appointed under section 4042(b) or (c) of ERISA, incur any liability to the PBGC on account of a termination of a Plan under section 406.4 of ERISA, fail to make full payment when due of all amounts which, under the provisions of any Plan or section 412(m) of the Code, the Company or any Related Person is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency, whether or not waived, with respect to any Plan (other than a Multiemployer
Plan), if, in any such case, such penalty, tax or liability, or the failure to make such payment, or the existence of such deficiency, as the case maybe, could have a materially adverse effect on the Company and the Company Subsidiaries taken as a whole;

                  (b) permit the value of all benefit liabilities under any Plan maintained at such time by the Company or any Related Person (other than Multiemployer Plans) (determined as of such date based on PBGC assumptions under Section 4044 of ERISA) to exceed the current value of the assets of such Plan allocable to such benefit liabilities, together with the excess of benefit liabilities over assets for each other such Plan (as computed in the same manner for each such other Plan), by more than $500,000;

                  (c) permit the aggregate complete or partial withdrawal liability under sections 4203 and 4205 of ERISA, respectively, with respect to Multiemployer Plans incurred by the Company and all Related Persons to exceed $500,000; or

                  (d) permit the sum of (a) the amount of all unfunded benefit liabilities referred to in subdivision (b) of this section 7.11 and (ii) the amount of the aggregate incurred withdrawal liability referred to in subdivision (c) of this section 7.11 to exceed $500,000.

         For the purposes of subdivisions (c) and (d) of this Section 7.11, the amount of the withdrawal liability of the Company and all Related Persons at any date shall be the aggregate present value of the amount claimed to have been incurred less any portion thereof as to which the Company reasonably believes, after appropriate consideration of possible adjustments arising under sections 4219 and 4221 of ERISA, it and all Related Persons will have no liability, provided that the Company shall obtain prompt written advice from independent actuarial consultants supporting such determination. The Company agrees (i) as soon as is practicable after it or any Related Person first makes a contribution to a Multiemployer Plan, and once in each calendar year ending after (but only for so long as) it has reason to believe in the exercise of reasonable due diligence after making reasonable inquiries of all Related Persons that the aggregate withdrawal liability amount referred to in paragraph (c) above may exceed 20% of $500,000, to request and to use its best efforts to obtain a current statement of withdrawal liability from each Multiemployer Plan and (ii) to transmit a copy of such statement to the Purchaser, within 15 days after the Company receives the same. As used in this Section 7.11, the term "accumulated funding deficiency" has the meaning specified in section 302 of ERISA and section 412 of the Code and the terms "current value," "benefit liabilities" and "amount of unfunded benefit liabilities" have the meanings specified in sections 3 and 4001 of ERISA.

         7.12 MAINTENANCE OF PROPERTIES; INSURANCE. The Company will maintain or cause to be maintained in good repair, working order and condition, subject to ordinary wear and tear, all properties used or useful in its business and the business of the Company and the Company Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided that the Company and the Company Subsidiaries will not be required to repair or renew obsolete equipment. The Company will
(a) maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of the Company and the Company Subsidiaries against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations and (b) cause all such insurance which is material to name the Purchaser as additional insured or loss payee, as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days' written notice thereof to the Purchaser. The Company will furnish to the Purchaser prompt written notice of any casualty or other insured damage to any material portion of the Real Property or the commencement of any action or proceeding for the taking of the Real Property or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding and will ensure that the Net Insurance/Condemnation Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement (including, without limitation, Section 2.6).

         7.13 ACCESS TO INFORMATION. The Company will and will cause each of the Company Subsidiaries to (a) give the Purchaser and its Representatives, including, without limitation, an observer, access upon reasonable notice to the offices, properties, books and records of the Company relating to the Company and the Company Subsidiaries, (b) furnish to the Purchaser and their Representatives, including, without limitation, an observer, such financial and operating data and other information relating to the Company as such Persons may reasonably request, and (c) instruct the executive officers and senior business managers, employees, counsel, auditors and financial advisors of the Company to cooperate with the Purchaser in their investigation; provided that any investigation pursuant to this Section 7.13 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

         7.14 NOTIFICATION OF CERTAIN MATTERS. The Company shall promptly notify the Purchaser of the occurrence or non occurrence of any fact or event which has caused or could reasonably likely cause (x) any representation or warranty made by the Company in this Agreement to be untrue or inaccurate in any material respect at any time, (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect or (z) a Material Adverse Effect. The Company shall promptly notify the Purchaser of any notice or other communication from any Person alleging that the consent of such Person is a Required Consent. No such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

         7.15 FINANCIAL INFORMATION. The Company shall deliver to the Purchaser within 15 days after the end of each month copies of such monthly financial statements and monthly reports as are customarily prepared by the Company.

         7.16 AMENDMENTS WITH RESPECT TO PARENT CREDIT AGREEMENT AND PARENT NOTE. The Company shall not, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Parent Credit Agreement or any Parent Note, in either case applicable to the Company or the Company Subsidiaries, or make any payment consistent with an amendment thereof or change thereto, without the prior written consent of the Purchaser.

         7.17 SUBSIDIARIES. In the event that any Person becomes a Domestic Subsidiary of the Company, the Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor under the Guaranty Agreement and a Grantor under the Security Agreement in accordance with the respective terms thereof and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.5, 3.9 and 3.10 with respect to such Domestic Subsidiary. With respect to each such Domestic Subsidiary, the Company shall promptly send to the Purchaser written notice setting forth with respect to such Person (i) the date on which such Person became a Domestic Subsidiary of the Company, and (ii) all of the data required to be set forth in Schedules 5.2 and 5.32(b) with respect to all Subsidiaries of the Company; provided, such written notice shall be deemed to supplement Schedules 5.2 and 5.31(b) for all purposes hereof.

         7.18 POST-CLOSING MORTGAGES. The Company agrees as soon as reasonably possible after the Initial Closing Date but in any event no later than seventy-five (75) days (or such longer period of time as may be determined by the Purchaser in its sole discretion) after such date, to take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.9 and 3.10 with respect to each interest in Real Property described on Schedule 7.18 that the Purchaser shall reasonably request to create in favor of the Purchaser a valid and, subject to any filing and/or recording referred to herein, perfected first priority Lien in such interests. In addition to the foregoing, the Company shall, at the request of the Purchaser, deliver, from time to time, to the Purchaser such appraisals as are required by law or regulation of interests in Real Property with respect to which the Purchaser has been granted a Lien.

         7.19 FURTHER ASSURANCES. At any time or from time to time upon the request of the Purchaser, the Company and each Guarantor will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Purchaser may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, the Company and each Guarantor shall take such actions as the Purchaser may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of the Company and its Subsidiaries and all of the outstanding capital stock of the Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

         7.20 SCHEDULED ASSETS. In no event shall the Company or any Company Subsidiary permit any personal property thereof to be situated on any Scheduled Asset, other than personal property reasonably necessary for the proper functioning of the facilities located on such Scheduled Asset in accordance with past practice.

         7.21 OTHER COLLATERAL. The Company further agrees and covenants that, if it or any Guarantor (a) shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Permitted Liens, it will make or cause to be made effective a provision whereby the Loans and Notes will be secured by such Lien equally and ratably with any and all other Debt thereby secured so long as any such other Debt shall be so secured and (b) incurs or permits to exist any Debt or other obligation (other than (i) a performance bond or like financial accommodation issued in the ordinary course of business or (ii) a letter of credit or other credit enhancement issued in connection with the Debt) which has been guaranteed or collateralized in any other manner by any other Person (other than the Company and the Guarantors), it will simultaneously cause such Person to execute and deliver to the Purchaser a guaranty agreement in form and substance reasonably satisfactory to the Purchaser guaranteeing payment of the Loans and the Notes and any premium or interest thereon, which bears the same ratio to the total unpaid principal amount of the Loans and the Notes as the amount of such other obligation which is guaranteed bears to the total unpaid principal amount of such other obligation, or if such other obligation is collateralized, to collateralize the Loans and Notes equally and ratably with such other obligation.

                                 ARTICLE VIII

                               EVENTS OF DEFAULT

         8.1 EVENTS OF DEFAULT. If any of the following conditions or events ("Events of Default") shall occur and be continuing:

                  (a) if there shall be a default in the payment of any principal of or premium, if any, on any Note or any Loan when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                  (b) if any interest on any Note or Loan or any other amount due and payable hereunder shall not be paid for more than three days after the same becomes due and payable; or

                  (c) if the Company or any Company Subsidiary shall default in any material respect in the performance of or compliance with any other term contained in this Agreement or any other Credit Document to which it is a party (except with respect to any negative covenants set forth in Article 7 or the affirmative covenants contained in Sections 7.8, 7.9(a), 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19 and 7.20 during any period following the Subsequent Closing Date) and such default shall not have been remedied within
(i) five (5) days, in any case prior to the closing under the Securities Purchase Agreement or (ii) thirty (30) days in any case after the closing under the Securities Purchase Agreement, after written notice of such default shall have been given to the Company by the Purchaser; or

                  (d) if any representation or warranty made by or on behalf of the Company or any Company Subsidiary in this Agreement or any other Credit Document or otherwise furnished in connection with the transactions contemplated hereby or thereby shall prove to have been false or incorrect in any material respect on the date as of which made; or

                  (e) if any of the Company or any Company Subsidiary shall default (as principal or guarantor or other surety) in the payment of any principal of or premium or interest on (i) the Parent Credit Agreement or (ii) any other Debt for borrowed money, for the deferred purchase price of property, for capitalized lease obligations or for any obligations under operating agreements, in any case in an amount in excess of $500,000 individually and $1,000,000 in the aggregate, or if any event shall occur or condition shall exist in respect of the Parent Credit Agreement or any such other Debt or under any evidence of the Parent Credit Agreement or any such other Debt or of any mortgage, indenture or other agreement relating thereto which would permit or shall have caused the Parent Credit Agreement or such other Debt to become due before its stated maturity or before its regularly scheduled dates of payment and such default, event or condition shall continue for more than the period of grace, if any, specified therein and shall not have been waived pursuant thereto; or

                  (f) if any Bankruptcy Event shall occur; or

                  (g) if a court or governmental authority of competent jurisdiction shall enter an order appointing, without consent by the Company or any Company Subsidiary a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or if an order for relief shall be entered in any case or proceeding for liquidation or reorganization or otherwise to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of the Company or any Company Subsidiary, or if any petition for any such relief shall be filed against the Company or any Company Subsidiary and such petition shall not be dismissed within 30 days; or

                  (h) if there shall exist a final judgment or judgments against the Company or any Subsidiary for the payment of money aggregating in excess of $500,000 and if any one or more of such judgments aggregating in excess of $1,000,000 shall have been outstanding for 45 days or more from the date of its entry and shall not have been discharged in full or stayed pending appeal or, in the event of such stay, shall have been outstanding for 45 days or more from the date on which such stay expires;

                  (i) at any time after the execution and delivery thereof, (i) the Guaranty Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or the Purchaser shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of the Purchaser to take any action within its control, or (iii) the Company or any Guarantor shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by the Purchaser, under any Credit Document to which it is a party;

                  (j) if there shall have occurred any event or matter which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; or

                  (k) if the closing under the Securities Purchase Agreement shall not have occurred on or prior to December 31, 2003 or if the Securities Purchase Agreement shall have been terminated on or prior to such date;

         then, and in any such event, (x) upon the occurrence of any Event of Default described in subsection (f) or (g) of this Section 8.1, the unpaid principal amount of and accrued interest on the Notes and the Loans shall automatically become due and payable and the Revolving Commitments shall immediately terminate and (y) upon the occurrence of any other Event of Default, the Purchaser may at any time (unless all defaults shall theretofore have been remedied or waived) at its option, by written notice or notices to the Company, declare all the Notes and the Loans to be due and payable and the Revolving Commitments to be terminated, whereupon the Notes and Loans shall forthwith mature and become due and payable, together with interest accrued thereon, and the Revolving Commitments shall forthwith terminate, all without presentment, demand, protest or notice, all of which are hereby waived.

         8.2 RECISSION. At any time after the principal of, and interest accrued on, any or all the Notes and the Loans are declared due and payable, the Purchaser by written notice to the Company may rescind and annul any such declaration and its consequences if (x) the Company has paid all overdue interest on the Notes and the Loans, the principal of and premium, if any, on any Notes and Loans which have become due otherwise than by reason of such declaration, and interest on such overdue principal and premium, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes at the rate of 15% per annum, (y) all Events of Default, other than non-payment of amounts which have become due solely by reason of such declaration, and all conditions and events which constitute Events of Default have been cured or waived and (z) no judgment or decree has been entered for the payment of any monies due pursuant to the Notes or this Agreement; but no such rescission and annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.

                                  ARTICLE IX

                              REMEDIES ON DEFAULT

         In case any one or more Events of Default shall occur and be continuing, the Purchaser may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or bylaw or otherwise. In case of a default in the payment of any principal of or premium, if any, or interest on any Note or with respect to any Loan, the Company will pay to the Purchaser such further amount as shall be sufficient to cover the cost and expenses of collection, including, without limitation, reasonable attorneys' fees, expenses and disbursements. No course of dealing and no delay on the part of the Purchaser in exercising any right, power or remedy shall operate, as a waiver thereof or otherwise prejudice the Purchaser's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon the Purchaser shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

                                   ARTICLE X

                                 MISCELLANEOUS

         10.1 GOVERNING LAW; JURISDICTION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (OTHER THAN CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION). Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, every party agrees that service of process on such party as provided in Section 10.4 shall be deemed effective service of process on such party.

         10.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, including, without limitation, in the case of the Company, the Resulting LLC. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and any such assignment, delegation or other transfer in contravention of this Agreement shall be null and void.

         10.3 ENTIRE AGREEMENT; AMENDMENTS. This Agreement (including all Exhibits and Schedules hereto) and the other Transaction Documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supercedes and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof. There are no representations, warranties or covenants other than those set forth in this Agreement and the other Transaction Documents. This Agreement may be amended and any term hereof may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

         10.4 NOTICES, ETC. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by nationally recognized overnight courier, mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

                  (a) if to the Company, to:

                  Verestar, Inc.
                  3040 Williams Drive, Suite 600
                  Fairfax, Virginia  22031
                  Facsimile No.:  (703) 573-3522
                  Attention:  General Counsel

                  with copies to (which shall not constitute notice):

                  American Tower Corporation
                  116 Huntington Avenue
                  Boston, Massachusetts  02116
                  Facsimile No.:  (617) 375-7575
                  Attention:  General Counsel

                  King & Spalding LLP
                  1185 Avenue of the Americas
                  New York, New York 10036
                  Facsimile No.:  (212) 556-2222
                  Attention:  John L. Graham, Esq.

                  (b) if to the Purchaser, to:

                  Rare Medium Group, Inc.
                  19 West 44th Street, Suite 507
                  New York, New York  10036
                  Facsimile No.:  (212) 730-7523
                  Attention:  Robert C. Lewis, Esq.

                  with a copy to (which shall not constitute notice):

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Facsimile No.:  (212) 735-2000
                  Attention:  Gregory A. Fernicola, Esq.

         or at such other address as the parties may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of this Agreement be treated as being effective or having been given when delivered if delivered personally, on the next Business Day if dispatched by overnight courier, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid, or upon receipt of facsimile confirmation if transmitted by facsimile.

         10.5 DELAYS OR OMISSIONS. No failure, delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a consent to or waiver of any such breach or default or an acquiescence thereto, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a consent or waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by Law or otherwise afforded to the Purchaser, shall be cumulative and not alternative except as otherwise specified herein.

         10.6 SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.7 EXPENSES. Each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Documents, any amendments hereto or thereto or any waivers or other actions related thereto, including, without limitation, all fees and expenses of counsel and other Representatives.

         10.8 TITLES AND SUBTITLES. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

         10.9 JURY WAIVER. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         10.10 NO ANNOUNCEMENTS. At the proper time, as determined by the parties hereto in good faith consultation with each other, the parties hereto shall issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement and the related transactions. Notwithstanding the foregoing, the Parent or the publicly traded member of the Purchaser may make such disclosures as may be required (based on the advice of counsel) due to its status as a public company, after good faith consultation with the other parties hereto. Notwithstanding anything to the contrary in this Agreement, the parties (and each of their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any information that is not relevant to understanding the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         10.11 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

         10.12 COUNTERPARTS. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         10.13 COMMERCIALLY REASONABLE EFFORTS. The parties shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective all the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all Required Consents.

         10.14 NO RECOURSE TO PARENT ET AL. The Purchaser is hereby notified that, for purposes of satisfying the Obligations, the Purchaser will not have any recourse to the stock or assets of the Parent or any of its Restricted Subsidiaries (as defined in that certain Indenture, dated as of January 31, 2001, between the Parent and The Bank of New York, as trustee).

                     [SIGNATURES ARE ON THE FOLLOWING PAGE]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers hereunto duly authorized as of the date first above written.

                                     VERESTAR, INC.


                                     By: /s/ Raymond O'Brien
                                         -----------------------------
                                        Name:  Raymond O'Brien
                                        Title: President and COO


                                     RARE MEDIUM GROUP, INC.


                                     By: /s/ Robert C. Lewis
                                         -----------------------------
                                        Name:  Robert C. Lewis
                                        Title: Senior Vice President